For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Third Quarter 2022 Results

Earnings Call Webcast to Discuss Third Quarter Financial Results

Scheduled to Post to Corporate Website on Friday,  November 11, 2022

New York, New York - (GlobeNewswire)  November 9, 2022: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the third quarter ended September 30, 2022.

President and Chief Executive Officer, Ellen Cotter said, “Our third quarter 2022 global revenue grew 61% year-over-year to $51.2 million, demonstrating our operational progress in a post-COVID environment. This progress occurred despite the headwinds of a soft Hollywood movie slate in August and September and, with respect to our Australian and New Zealand operations, an appreciation of the U.S. dollar that has impacted U.S. based multi-nationals in general.   Despite the lackluster film slate over the last few months, we know our global audiences are excited about the upcoming holiday theatrical movie season to be led by Black Panther: Wakanda Forever and Avatar: Way of the Water, two of Hollywood’s strongest franchises.”

Ms. Cotter continued, “During the third quarter, we are pleased to have resolved the arbitration regarding an Agreement to Lease of one of our properties in Wellington New Zealand to a supermarket, with both parties agreeing that such contract had been terminated and each party bearing its own costs.  This settlement provides us with the flexibility necessary to create the most strategic masterplan for our properties and to re-establish our assets as the key Wellington destination for film, families, and fun.  Located in the creative heart of the cultural capital, our Wellington assets are poised to benefit from the recent re-launch of the iconic St. James Theater and the mid-2023 opening of Takina, the city’s new state-of-the-art convention and exhibition center.  Both of these dynamic venues are directly across the street from our Reading properties.”

“We further advanced our long-term real estate strategy in the United States with the substantial completion in October of the landlord’s work related to the cellar, ground and second floor retail space of our 44 Union Square property. This space has now been turned over to our new international retail tenant for the construction of tenant improvements for its New York City flagship store. Also, in New York City, Audible, an Amazon company, extended their annual license of the Minetta Lane Theatre through the first quarter of 2024.”

Ms. Cotter concluded, “Our ‘two business/three country’ diversified business structure, together with our dedicated global executive and employee team, will continue to serve as the foundation for both our recovery from the devastating impacts of the COVID-19 pandemic and the evolving complex macroeconomic environment. As we look ahead to the last quarter of the year, we remain focused on leveraging our strategic adaptability, capitalizing on pent up industry demand, and delivering value for stockholders.”

Key Financial Results – Third Quarter 2022

•	Achieved global revenue of $51.2 million, a 61% increase from revenue of $31.8 million for the same period in 2021.

•	Operating loss improved by approximately 40% to $6.7 million, compared to an operating loss of $11.0 million for the same period in 2021.

•	Net loss attributable to Reading International, Inc. improved by 49% to $5.2 million in Q3 2022, compared to a net loss of $10.1 million for the same period in 2021.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 7.0% and 12.5%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall international financial results.

Key Financial Results - Nine Months of 2022

•	Achieved global revenue of $155.9 million, an 75% increase from $89.1 million for the same period in 2021.

•	Operating loss improved by approximately 46% to $20.1 million, compared to an operating loss of $37.5 million for the same period in 2021.

•

Due to the successful monetization of our properties in Manukau (New Zealand), Coachella (California), Auburn (Australia), Royal George theatre (Chicago) and Invercargill (New Zealand) in the first nine months of 2021, not replicated in the first nine months of 2022,  we reported a basic loss per share of $1.04 compared to a basic earnings per share of $1.45 for the first nine months of 2021.

•

For the same reason as above, net loss attributable to Reading International, Inc. was $23.0 million for the first nine months of 2022, compared to a net income of $31.6 million for the same period in 2021.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 6.9% and 9.2%, respectively, compared to the same period in the prior year,  which contributed to our loss for the period, and negatively impacted our overall international financial results.

Key Cinema Business Highlights

Despite the quarter’s foreign exchange impacts, our Q3 2022 cinema segment revenue of $48.4 million improved by 68% compared to the same period in 2021. Our Q3 2022 cinema segment operating loss of $2.1 million improved by 58% compared to the same period in 2021. Cinema segment revenue for the nine months ended September 30, 2022 of $147.5 million increased by 85% compared to the same period in 2021.  Cinema segment operating loss for the nine months ended September 30, 2022, improved by 71.4% to a loss of $5.9 million compared to the same period in 2021.

The operating performance improvement in 2022 compared to 2021 was due to a higher quantity and quality of the film slate and a greater number of operating days for our cinema circuit due to fewer government COVID-related closures and the ability to offer more seats due to relaxation of government COVID-related spacing mandates. Our variable operating costs increased, in line with the changes in the operational landscape, and as a result of increased occupancy expenses related to internal rent that was abated in 2021.

Now that we have reopened for business, we are once again focusing on the implementation of our cinema business plan:  the enhancement of our food and beverage offerings, procuring additional cinema liquor licenses, and refurbishing our older cinemas with luxury seating (and/or larger screen formats). In the United States, in November 2021, we reopened our remodeled Consolidated Theatre at the Kahala Mall in Honolulu and in March 2022 we re-launched our Consolidated Theatre in Kapolei.  In Australia and New Zealand, on December 15, 2021, we opened a new state-of-the-art five-screen Reading Cinemas in Traralgon, Victoria.  We anticipate adding an eight-screen complex at South City Square, Brisbane QLD in the second half of 2023. The new location will operate under the Angelika Film Center brand. Also, in the second half of 2023, we anticipate adding a five-screen Reading Cinemas in Busselton, Western Australia. Both new cinema complexes are part of broader shopping center developments currently under construction.

Key Real Estate Business Highlights

Real estate segment revenue for Q3 2022, increased by 28% to $4.1 million, compared to the same period in 2021. Real estate segment operating loss for  Q3 2022,  decreased by $1.3 million, compared to a loss of $1.5 million for the same period in 2021.

Real estate segment revenue for the nine months ended September 30, 2022, increased by 23%  to $12.3 million, compared to the same period in  2021. Real estate segment operating loss for the nine months ended September 30, 2022, reduced $3.8 million,  compared to a loss of $3.9 million for the same period in 2021.

These changes between 2021 and 2022 were attributable to rental revenue generated from our U.S. Live Theatre business unit,  internal rental income from our Australian and New Zealand properties that were abated in 2021 and savings in operating expenses.  On July 20, 2021, our Orpheum Theatre in New York City reopened to the public with the resumption of STOMP, which was amongst the first New York shows to resume live public performances. On October 8, 2021, live public performances resumed at our Minetta Lane Theatre in New York, which continues to be licensed by Audible, an Amazon company.

Key Balance Sheet, Cash, and Liquidity Highlights

As of September 30, 2022, our cash and cash equivalents were $39.6 million.  As of September 30, 2022, we had total gross debt of $219.4 million against total book value assets of $589.7 million, compared to $236.9 million and $687.7 million, respectively,  as of December 31, 2021.

For more information about our borrowings, please refer to Part I – Financial Information, Item 1 – Notes to Consolidated Financial Statements-- Note 11 – Borrowings.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Friday,  November 11, 2022, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Time on November  10, 2022. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials  on November 11, 2022.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema by Angelika. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

September 30, 2022, respectively.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the adverse impact of the COVID-19 pandemic and any variant thereof on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons and on our results from operations, liquidity, cash flows, financial condition, and access to credit markets, and those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue
Cinema	$48,359	$28,751	$147,476	$79,580
Real estate	2,837	3,052	8,432	9,562
Total revenue	51,196	31,803	155,908	89,142
Costs and expenses
Cinema	(45,308)	(29,237)	(134,579)	(82,485)
Real estate	(2,352)	(2,683)	(6,715)	(7,902)
Depreciation and amortization	(5,010)	(5,560)	(15,781)	(17,011)
Impairment expense	—	—	(1,549)	—
General and administrative	(5,257)	(5,274)	(17,364)	(19,205)
Total costs and expenses	(57,927)	(42,754)	(175,988)	(126,603)
Operating income (loss)	(6,731)	(10,951)	(20,080)	(37,461)
Interest expense, net	(3,693)	(3,068)	(10,242)	(10,437)
Gain (loss) on sale of assets	(59)	2,559	(59)	92,345
Other income (expense)	5,455	440	8,445	2,236
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(5,028)	(11,020)	(21,936)	46,683
Equity earnings of unconsolidated joint ventures	61	(75)	233	158
Income (loss) before income taxes	(4,967)	(11,095)	(21,703)	46,841
Income tax benefit (expense)	(332)	895	(1,492)	(12,380)
Net income (loss)	$(5,299)	$(10,200)	$(23,195)	$34,461
Less: net income (loss) attributable to noncontrolling interests	(122)	(105)	(228)	2,889
Net income (loss) attributable to Reading International, Inc.	$(5,177)	$(10,095)	$(22,967)	$31,572
Basic earnings (loss) per share	$(0.23)	$(0.46)	$(1.04)	$1.45
Diluted earnings (loss) per share	$(0.23)	$(0.46)	$(1.04)	$1.41
Weighted average number of shares outstanding–basic	22,043,823	21,809,402	22,011,755	21,792,007
Weighted average number of shares outstanding–diluted	22,043,823	21,809,402	22,011,755	22,462,657

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2022	2021
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$39,628	$83,251
Restricted cash	6,222	5,320
Receivables	4,601	5,360
Inventories	1,355	1,408
Derivative financial instruments - current portion	1,318	96
Prepaid and other current assets	5,567	4,871
Total current assets	58,691	100,306
Operating property, net	281,910	306,657
Operating lease right-of-use assets	200,396	227,367
Investment and development property, net	7,853	9,570
Investment in unconsolidated joint ventures	4,352	4,993
Goodwill	24,131	26,758
Intangible assets, net	2,548	3,258
Deferred tax asset, net	2,316	2,220
Derivative financial instruments - non-current portion	21	112
Other assets	7,500	6,461
Total assets	$589,718	$687,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$38,497	$39,678
Film rent payable	2,803	7,053
Debt - current portion	57,207	11,349
Subordinated debt - current portion	738	711
Derivative financial instruments - current portion	—	181
Taxes payable - current	2,038	10,655
Deferred revenue	7,958	9,996
Operating lease liabilities - current portion	22,950	23,737
Other current liabilities	6,717	3,619
Total current liabilities	138,908	106,979
Debt - long-term portion	132,345	195,198
Subordinated debt, net	26,894	26,728
Noncurrent tax liabilities	6,286	7,467
Operating lease liabilities - non-current portion	200,855	223,364
Other liabilities	15,196	22,906
Total liabilities	$520,484	$582,642
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,299,344 issued and 20,363,234 outstanding at September 30, 2022 and
33,198,500 issued and 20,262,390 outstanding at December 31, 2021	234	233
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2022 and December 31, 2021	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	153,275	151,981
Retained earnings/(deficits)	(35,598)	(12,632)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(8,979)	4,882
Total Reading International, Inc. stockholders’ equity	68,542	104,074
Noncontrolling interests	693	986
Total stockholders’ equity	69,235	105,060
Total liabilities and stockholders’ equity	$589,719	$687,702

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2022	2021	(Unfavorable)	2022	2021	(Unfavorable)
Segment revenue
Cinema
United States	$24,676	$16,963	45%	$72,532	$33,858	>100%
Australia	20,014	9,356	>100%	63,797	37,620	70%
New Zealand	3,670	2,431	51%	11,147	8,102	38%
Total	$48,360	$28,750	68%	$147,476	$79,580	85%
Real estate
United States	$527	$556	(5)%	$1,788	$1,229	45%
Australia	3,154	2,391	32%	9,336	8,000	17%
New Zealand	390	230	70%	1,141	718	59%
Total	$4,071	$3,177	28%	$12,265	$9,947	23%
Inter-segment elimination	(1,232)	(125)	(>100)%	(3,833)	(386)	(>100)%
Total segment revenue	$51,199	$31,802	61%	$155,908	$89,141	75%
Segment operating income (loss)
Cinema
United States	$(3,988)	$(3,274)	(22)%	$(12,342)	$(21,582)	43%
Australia	1,577	(1,682)	>100%	5,836	566	>100%
New Zealand	274	(100)	>100%	605	337	80%
Total	$(2,137)	$(5,056)	58%	$(5,901)	$(20,679)	71%
Real estate
United States	$(1,159)	$(1,439)	19%	$(3,273)	$(4,260)	23%
Australia	1,351	464	>100%	4,046	1,782	>100%
New Zealand	(336)	(509)	34%	(897)	(1,430)	37%
Total	$(144)	$(1,484)	90%	$(124)	$(3,908)	97%
Total segment operating income (loss) (1)	$(2,281)	$(6,540)	65%	$(6,025)	$(24,587)	75%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2022	2021	2022	2021
Net Income (loss) attributable to Reading International, Inc.	$(5,177)	$(10,095)	$(22,967)	$31,572
Add: Interest expense, net	3,693	3,068	10,242	10,437
Add: Income tax expense (benefit)	332	(895)	1,492	12,380
Add: Depreciation and amortization	5,010	5,560	15,781	17,011
EBITDA	$3,858	$(2,362)	$4,548	$71,400
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	—	(2)	—	28
Adjusted EBITDA	$3,858	$(2,364)	$4,548	$71,428

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2022	2021	2022	2021
Segment operating income (loss)	$(2,283)	$(6,542)	$(6,026)	$(24,587)
Unallocated corporate expense
Depreciation and amortization expense	(258)	(300)	(804)	(917)
General and administrative expense	(4,191)	(4,109)	(13,250)	(11,957)
Interest expense, net	(3,694)	(3,068)	(10,242)	(10,437)
Equity earnings of unconsolidated joint ventures	61	(75)	233	158
Gain (loss) on sale of assets	(59)	2,559	(59)	92,345
Other income (expense)	5,455	440	8,445	2,236
Income (loss) before income tax expense	$(4,969)	$(11,095)	$(21,703)	$46,841

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.